Exhibit 99.1

Clean Energy Special Situations Corp. Receives Notice from Nasdaq Regarding Late Form 10-Q Filing

New York, New York, Dec. 01, 2023 (GLOBE NEWSWIRE) -- Clean Energy Special Situations Corp. (the “Company”) announced that on November 29, 2023, it received a notification letter (the “Letter”) from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq’s continued listing standards (the “Rules”) because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Q3 10-Q”).

As previously disclosed, the Company had received written notice (the “Initial Notice”) from Nasdaq indicating that the Company was not in compliance with the Rules because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (the “Q2 10-Q”). In response to the Initial Notice, the Company timely submitted a plan to regain compliance with the Rules with respect to the Q2 10-Q, which plan was approved by Nasdaq. As a result, the Company has until February 12, 2024 to file the Q2 10-Q and regain compliance with the Rules. The Company is required to submit an update to the plan that was submitted in response to the Initial Notice to account for regaining compliance with respect to the Q3 10-Q and indicate the progress the Company has made towards filing the Q2 10-Q. The update to the plan must be submitted to Nasdaq by December 13, 2023.

If Nasdaq accepts the updated plan, the Company would have until February 12, 2024 to regain compliance with the Rules with respect to both the Q2 10-Q and Q3 10-Q. The Company can regain compliance at any time by filing such reports and any other subsequent reports required to be filed in the interim.

The Letter has no immediate effect on the listing of the Company’s securities on Nasdaq. There can be no assurance, however, that the Company will be able to regain compliance with the Rules discussed above.

About Clean Energy Special Situations Corp.

Clean Energy Special Situations Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Raghunath Kilambi

Chief Executive Officer

c/o Graubard Miller

(212) 818-8800